CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated April 10, 2026, with respect to the consolidated financial statements of Two Hands Corporation for the years ended December 31, 2025 and 2024, in its Registration Statement on Form S-8 pertaining to the registration of 1,200,000,000 shares of common stock as described in the prospectus.

 /s/ Sadler, Gibb & Associates, LLC

Draper, UT

May 13, 2026

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